Financial Counselors, Inc.

Investment Adviser
Code of Ethics

 © Copyright 2008, National Regulatory Services. All rights reserved.

Financial Counselors, Inc.
Code of Ethics

5/1/2009 to Current

Table of Contents

1 - Statement of General Policy	3
2 - Definitions	4
3 - Standards of Business Conduct	5
4 - Prohibition Against Insider Trading	6
5 - Personal Securities Transactions	8
6 - Gifts and Entertainment	9
7 - Protecting the Confidentiality of Client Information	10
8 - Service as an Officer or Director	12
9 - Compliance Procedures	13
10 - Certification	15
11 - Records	16
12 - Reporting Violations and Sanctions	17

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Financial Counselors, Inc. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Financial Counselors, Inc. and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Financial Counselors, Inc. and its employees owe a fiduciary duty to Financial Counselors, Inc.'s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Financial Counselors, Inc. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Financial Counselors, Inc. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Financial Counselors, Inc. has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Financial Counselors, Inc. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

  The duty to have a reasonable, independent basis for the investment advice provided;

  The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

  The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

  A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Financial Counselors, Inc. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Financial Counselors, Inc. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Financial Counselors, Inc. Financial Counselors, Inc.'s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.

Employees are urged to seek the advice of Amy L. Schaff, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Financial Counselors, Inc.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Financial Counselors, Inc. in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Amy L. Schaff. Amy L. Schaff may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Amy L. Schaff will periodically report to senior management/board of directors of Financial Counselors, Inc. to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

  “Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

  “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion. Participant interest in 401 (k) plans are excluded from reporting requirements.

  “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

  “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Financial Counselors, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Financial Counselors, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund.

  “Supervised person” means directors, officers and partners of Financial Counselors, Inc. (or other persons occupying a similar status or performing similar functions); employees of Financial Counselors, Inc.; and any other person who provides advice on behalf of Financial Counselors, Inc. and is subject to Financial Counselors, Inc.'s supervision and control.

Standards of Business Conduct

Financial Counselors, Inc. places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Financial Counselors, Inc.'s access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Financial Counselors, Inc. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Financial Counselors, Inc. to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Financial Counselors, Inc. may be sued by investors seeking to recover damages for insider trading violations.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Amy L. Schaff immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Financial Counselors, Inc.), while in the possession of material, nonpublic information, nor may any personnel of Financial Counselors, Inc. communicate material, nonpublic information to others in violation of the law.

1.  What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Amy L. Schaff.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Financial Counselors, Inc.'s securities recommendations and client securities holdings and transactions.

2.  What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Financial Counselors, Inc. (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

  Report the information and proposed trade immediately to Amy L. Schaff.

  Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

  Do not communicate the information inside or outside the firm, other than to Amy L. Schaff.

  After Amy L. Schaff has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with Amy L. Schaff before taking any action. This degree of caution will protect you, our clients, and the firm.

4.  Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Financial Counselors, Inc. or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Financial Counselors, Inc. must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Amy L. Schaff immediately if you believe that you may have received material, nonpublic information.

5.  Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Financial Counselors, Inc. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Personal Securities Transactions

General Policy

Financial Counselors, Inc. has adopted the following principles governing personal investment activities by Financial Counselors, Inc.'s supervised persons:

  The interests of client accounts will at all times be placed first;

  All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

  Access persons must not take inappropriate advantage of their positions.

  Access persons must custody any account (defined herein) that holds reportable securities, as defined herein, at an approved custodian as defined on the Code of Ethics Certification report. Access must be provided to these accounts for interface to the trading platform used by Financial Counselors so trades can be pre-screened for potential conflicts prior to execution. Accounts that hold only mutual funds and other assets defined in the exceptions to reportable securitiets are excluded from the custody requirement but statements must be provided to compliance.

Pre-Clearance Required for Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account.

Pre-Clearance Required for Private or Limited Offerings

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Amy L. Schaff who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Financial Counselors, Inc. has adopted the policies set forth below to guide access persons in this area.

General Policy

Financial Counselors, Inc.'s policy with respect to gifts and entertainment is as follows:

  Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;

  Access persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Financial Counselors, Inc., or that others might reasonably believe would influence those decisions;

  Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

  Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

  Any access person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Financial Counselors, Inc., including gifts and gratuities with value in excess of $250 per year must obtain consent from Amy L. Schaff before accepting such gift.

  This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Financial Counselors, Inc.

  This gift reporting requirement is for the purpose of helping Financial Counselors, Inc. monitor the activities of its employees. However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Amy L. Schaff.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Financial Counselors, Inc., the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Financial Counselors, Inc. to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Financial Counselors, Inc.'s current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Financial Counselors, Inc.'s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Financial Counselors, Inc. does not share Confidential Client Information with any third parties, except in the following circumstances:

  As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Financial Counselors, Inc. will require that any financial intermediary, agent or other service provider utilized by Financial Counselors, Inc. (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Financial Counselors, Inc. only for the performance of the specific service requested by Financial Counselors, Inc.;

  As required by regulatory authorities or law enforcement officials who have jurisdiction over Financial Counselors, Inc., or as otherwise required by any applicable law. In the event Financial Counselors, Inc. is compelled to disclose Confidential Client Information, Financial Counselors, Inc. shall disclose only such information, and only in such detail, as is legally required;

  To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All access persons are prohibited, either during or after the termination of their employment with Financial Counselors, Inc., from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the Financial Counselors, Inc.'s services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Financial Counselors, Inc., must return all such documents to Financial Counselors, Inc.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Client Information

Financial Counselors, Inc. enforces the following policies and procedures to protect the security of Confidential Client Information:

  The firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Financial Counselors, Inc.'s services to clients;

  All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

  Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Financial Counselors, Inc. and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Financial Counselors, Inc. has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Amy L. Schaff is responsible for reviewing, maintaining and enforcing Financial Counselors, Inc.'s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of Amy L. Schaff.

Service as an Officer or Director

No access person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by Amy L. Schaff or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Financial Counselors, Inc.'s clients. Where board service or an officer position is approved, Financial Counselors, Inc. shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

13

Compliance Procedures

Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to Amy L. Schaff which must contain the information described below. It is the policy of Financial Counselors, Inc. that each access person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Amy L. Schaff.

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

  The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

  The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

  The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

2. Annual Holdings Report

Every access person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

  The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

  The price of the reportable security at which the transaction was effected;

  The name of the broker, dealer or bank with or through whom the transaction was effected; and

  The date the report is submitted by the access person.

4. Exempt Transactions

An access person need not submit a report with respect to:

  Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

  Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;

  A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Financial Counselors, Inc. holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

  Any transaction or holding report if Financial Counselors, Inc. has only one access person, so long as the firm maintains records of the information otherwise required to be reported.

5. Monitoring and Review of Personal Securities Transactions

Amy L. Schaff, or a designee, will monitor and review all reports required under the Code for compliance with Financial Counselors, Inc.'s policies regarding personal securities transactions and applicable SEC rules and regulations. Amy L. Schaff may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed

Financial Counselors, Inc. Any transactions for any accounts of Amy L. Schaff will be reviewed and approved by the President, or other designated supervisory person. Amy L. Schaff shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to Amy L. Schaff that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Amy L. Schaff in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to Amy L. Schaff that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Amy L. Schaff regarding any inquiries pertaining to the Code or the policies established herein.

Records

Amy L. Schaff shall maintain and cause to be maintained in a readily accessible place the following records:

  A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

  A record of any violation of Financial Counselors, Inc.'s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

  A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of Financial Counselors, Inc.;

  A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

  A list of all persons who are, or within the preceding five years have been, access persons;

  A record of any decision and reasons supporting such decision to approve an access persons' acquisition of securities in limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Amy L. Schaff or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Amy L. Schaff shall promptly report to senior management all apparent material violations of the Code. When Amy L. Schaff finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee's employment with the firm.